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                                                       EXHIBIT 11.1


                 FOODBRANDS AMERICA, INC. AND SUBSIDIARIES

               CALCULATION OF EARNINGS PER SHARE - UNAUDITED
          (Dollar amounts in thousands, except per share figures)


                                                    Three Months Ended
                                                   ____________________
                                                   March 29,  March 30,
                                                     1997       1996
                                                   _________  _________
Net income                                           $2,139    $2,122
                                                     ======    ======
Primary earnings per share:

   Weighted average number of common shares
    outstanding                                      12,465    12,468
   Common stock equivalents:
     Dilutive options and warrants                      221      -
                                                     ______    ______
   Weighted average number of common and common
    equivalent shares outstanding                    12,686    12,468
                                                     ======    ======

     Net income per share                             $0.17     $0.17
                                                      =====     =====

Fully diluted earnings per share:

   Weighted average number of common shares
     outstanding                                     12,465    12,468
   Common stock equivalents:
     Dilutive options and warrants                      423       152

                                                     ______    ______
   Weighted average number of common and common
    equivalent shares outstanding                    12,888    12,620
                                                     ======    ======

     Net income per share                             $0.17     $0.17
                                                      =====     =====
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